Filed Pursuant to Rule 424(b)(5)
Registration No. 333-210687

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 9, 2016)

     $35,520,000

National Commerce Corporation

960,000 Shares

Common Stock

We are offering 960,000 shares of our common stock, par value $0.01 per share. Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “NCOM.” On June 5, 2017, the last reported sale price of our common stock on Nasdaq was $38.60 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) and are eligible for reduced public company reporting requirements. See “About this Prospectus Supplement – Emerging Growth Company Status” in this prospectus supplement.

Investing in our common stock involves risks. You should consider the information set forth in the “Risk Factors” section beginning on page S-11 of this prospectus supplement, page 2 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference.

	Per Share	Total
Price to public	$37.00	$35,520,000
Underwriting discount (1)	$1.85	$1,776,000
Proceeds, before expenses, to us	$35.15	$33,744,000

(1)	The underwriters will also be reimbursed for certain expenses incurred in this offering. See "Underwriting" for details.

We have granted the underwriters an option to purchase up to an additional 144,000 shares of our common stock from us within 30 days after the date of this prospectus supplement at the public offering price, less underwriting discounts and commissions.

None of the Securities and Exchange Commission (“SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any state or other securities commission or any other federal regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The shares of common stock are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of NCC and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The underwriters are offering our common stock as set forth under “Underwriting.” Delivery of the common stock in book-entry only form through The Depository Trust Company for the accounts of its participants is expected to be made on or about June 12, 2017.

Keefe, Bruyette & Woods
A Stifel Company

Raymond James	Stephens Inc.

The date of this prospectus supplement is June 7, 2017

ABOUT THIS PROSPECTUS SUPPLEMENT

This document comprises two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and certain other matters relating to us and our financial condition and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated May 9, 2016, included as part of our Registration Statement on Form S-3 (File No. 333-210687), which provides more general information about the securities that we may offer from time to time, some of which may not apply to this offering. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the heading “Where You Can Find More Information,” before investing in our common stock.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “NCC,” “we,” “us,” “our” and “ours” or similar terms mean National Commerce Corporation and its subsidiaries, including National Bank of Commerce (“NBC”).

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different or inconsistent information. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We and the underwriters are not offering to sell or seeking offers to buy shares of our common stock in any jurisdiction where offers and sales are not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act. For as long as we remain an emerging growth company, we may take advantage of reduced reporting requirements and are relieved of certain other significant regulatory requirements that are otherwise generally applicable to public companies. As an emerging growth company,

●	we are exempt from the requirement to obtain an attestation report from our auditors on management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;

●	we may choose to not adopt new or revised accounting standards until they would apply to private companies;

●

we may elect to not comply with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and our audited financial statements;

●	we are permitted to provide reduced disclosure about our executive compensation arrangements, which means we do not have to include, among other things, a compensation discussion and analysis; and

●	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We will continue to be an emerging growth company until the earliest to occur of the following: (1) December 31, 2019; (2) the last day of the fiscal year in which we have more than $1.0 billion in annual revenues; (3) the date on which we are deemed a “large accelerated filer,” as defined under the federal securities laws (i.e., we have more than $700 million in market value of our common stock held by non-affiliates and met certain filing requirements); or (4) the date on which we have issued more than $1.0 billion in non-convertible debt over a three-year period.

As an emerging growth company, we have taken advantage of a number of exemptions from various reporting requirements. These include, but are not limited to, the exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

As a result of our status as an emerging growth company and our election to take advantage of a number of scaled disclosure requirements and exemptions available to emerging growth companies, our stockholders may not have access to certain information that they may deem important. We cannot predict whether investors will find our common stock less attractive as a result of our decision to take advantage of these exemptions. If some investors find our common stock less attractive, there may be a less active trading market for our common stock, and our stock price may be more volatile.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement and the accompanying prospectus contain certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. We and our representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below.

Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “approximately,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “objective,” “outlook,” “plan,” “potential,” “predict,” “probably,” “project,” “seek,” “shall,” “should,” “target,” “will” and other similar words and expressions of future intent or the negative version thereof. Forward-looking statements contained in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement and the accompanying prospectus are based upon historical performance and on current plans, estimates, and expectations in light of currently available information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, or expectations contemplated herein will be achieved. Accordingly, you should not place undue reliance on any forward-looking statement. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

•	an economic downturn or return of recessionary conditions, especially one affecting our core market areas;

•	difficult or unfavorable conditions in the market for financial products and services generally;

•	the susceptibility of our small to medium-sized business and entrepreneurial customers to downturns in the economy, which could impair their ability to repay their loans;

•	a failure to effectively execute our growth strategy as a result of insufficient capital, competitive factors, changes in banking laws or lack of ability to control costs;

•	interest rate fluctuations, which could have an adverse effect on our profitability;

•	external economic factors, such as changes in monetary policy and inflation or deflation, which may have an adverse impact on our financial condition;

•	losses resulting from a decline in the credit quality of the assets that we hold;

•	the occurrence of various events that negatively impact the real estate market, since a significant portion of our loan portfolio is secured by real estate;

•	changes in demands for new home purchases or mortgage loan refinancings, which could impact our mortgage operations;

•	inadequacies in our allowance for estimated loan losses, which could require us to take a charge to earnings and thereby adversely affect our financial condition;

•	the costs of integrating the operations of entities that we may acquire, which may be greater than expected;

•	our inability to achieve the cost-saving synergies that we expect in our recent acquisitions;

•

inaccuracies or changes in the appraised value of real estate securing the loans that we originate, which could lead to losses if the real estate collateral is later foreclosed upon and sold at a price lower than the appraised value;

•	challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services;

•	a lack of liquidity at the bank or holding company level resulting from decreased loan repayment rates, lower deposit balances or other factors;

•	potential restraints on the ability of NBC to pay dividends to NCC, which could limit NCC’s liquidity;

•	the loss of large loan and depositor relationships;

•	changes in regulations or other occurrences in the transportation and automotive parts and services industries that negatively impact our factoring business, which is concentrated in such industries;

•	the potential impact of fraud on asset-based lending and factoring products and services;

•	an inability to adequately measure and limit the credit risk associated with our loan portfolio;

•	continued or increasing competition from other financial services providers, many of which are subject to different regulations than we are;

•	limitations on our ability to lend and to mitigate the risks associated with our lending activities as a result of our size and capital position;

•	inaccuracies in our assumptions about future events, which could result in material differences between our financial projections and actual financial performance;

•	the departure of key members or our management personnel;

•	costs arising from the environmental risks associated with making loans secured by real estate;

•	an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies;

•	failures or interruptions in our information technology systems;

•	unauthorized access to nonpublic personal information of our customers, which could expose us to litigation or reputational harm;

•	disruptions, security breaches or other adverse events affecting the third-party vendors who perform several of our critical processing functions;

•	a failure in the internal controls that we have implemented to address the risks inherent to the business of banking;

•	the occurrence of adverse weather or manmade events, which could negatively affect our core markets or disrupt our operations;

•	additional regulatory requirements and restrictions on our business, which could impose additional costs on us;

•	an increase in FDIC deposit insurance assessments, which could adversely affect our earnings; and

•	increased capital requirements imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all.

The factors identified above should not be construed as an exhaustive list of factors that could cause actual results to differ materially from those contained in the forward-looking statements and should be read in conjunction with the other cautionary statements that are included in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including those discussed under the heading “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 2 of the accompanying prospectus. Furthermore, new risks and uncertainties arise from time to time, and it is impossible to predict those events or how they may affect the assertions contained in any forward-looking statements herein. All statements in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in this prospectus supplement and the accompanying prospectus, including forward-looking statements, speak only as of the date they are made. We do not intend, and undertake no obligation, to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments, changes in assumptions or other factors affecting such statements, or otherwise.

SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement or the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before making a decision to invest in our common stock. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk Factors” section included herein and therein and the documents incorporated by reference herein and therein, which are described under “Incorporation of Certain Information by Reference.”

Company Overview

We are a Delaware corporation and a financial holding company headquartered in Birmingham, Alabama. We engage in the business of banking through NBC, our wholly owned banking subsidiary.

NBC provides a broad array of banking and other financial services to businesses, business owners, and professionals. NBC operates seven full-service banking offices in Alabama, located in Birmingham, Huntsville, Auburn-Opelika, and Baldwin County, ten full-service banking offices in Florida, located in Longwood, Winter Park, Orlando, Oviedo, Tavares, Ormond Beach, Port Orange, St. Augustine Beach and Vero Beach (including under the trade names “United Legacy Bank” and “Reunion Bank of Florida”) and two-full service banking office in Georgia, located in Atlanta (Buckhead) and Decatur (including under the trade names “Private Bank of Buckhead,” “Private Bank of Decatur,” and “PrivatePlus Mortgage” for the mortgage division).

We engage in the business of factoring commercial receivables through NBC’s ownership of a 70% equity interest in CBI Holding Company, LLC (“CBI”). CBI owns Corporate Billing, LLC (“Corporate Billing”), a transaction-based finance company headquartered in Decatur, Alabama, that provides factoring, invoicing, collection, and accounts receivable management services to transportation companies and automotive parts and service providers throughout the United States and parts of Canada.

On April 24, 2017, we entered into a definitive agreement to acquire Patriot Bank, a Florida banking corporation headquartered in Trinity, Florida, a suburb of Tampa, through the merger of Patriot Bank with and into NBC. The merger transaction, which is currently pending, is subject to customary closing conditions, including the receipt of all required regulatory approvals and the approval of the merger by Patriot Bank’s shareholders. Additional information about the proposed merger and the definitive agreement is available in our Current Report on Form 8-K (File No. 001-36878) filed with the SEC on April 25, 2017.

As of March 31, 2017, we had total assets of approximately $2.4 billion, total net loans of approximately $1.8 billion, total deposits of approximately $2.1 billion and total stockholders’ equity of approximately $317.4 million.

Our common stock is traded on Nasdaq under the symbol “NCOM.” Our principal executive office is located at 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209, and our telephone number is (205) 313-8100. We do not maintain a standalone website, but additional information about us may be found on NBC’s website at www.nationalbankofcommerce.com. Information contained on the website is not part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference herein.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” beginning on page S-19 of this prospectus supplement.

THE OFFERING

The following description contains basic information about our common stock and this offering. This description is not complete and does not contain all of the information that you should consider before making a decision to invest in our common stock. For a more complete understanding of our common stock, you should read the section of this prospectus supplement entitled “Description of Capital Stock” and the section in the accompanying prospectus entitled “Description of Capital Stock.” To the extent that the following information is inconsistent with the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

Issuer	National Commerce Corporation

Securities offered by us	960,000 shares of our common stock, par value $0.01 per share (or 1,104,000 shares if the underwriters exercise their option in full to purchase additional shares)

Underwriters’ option to purchase additional shares	We have granted the underwriters an option to purchase up to an additional 144,000 shares from us within 30 days of the date of this prospectus supplement

Common stock to be outstanding after this offering	13,926,528 shares (or 14,070,528 shares if the underwriters exercise their option in full to purchase additional shares) (1)

Public offering price	$37.00 per share of common stock

Use of proceeds

We estimate that the net proceeds to us from the offering, after deducting estimated underwriting discounts and commissions but before payment of estimated offering expenses payable by us, will be approximately $33.7 million (or approximately $38.8 million if the underwriters exercise their option in full to purchase additional shares from us). We intend to use the net proceeds of this offering for general corporate purposes, including providing capital to support our growth organically or through strategic acquisitions, financing investments, repaying existing indebtedness and for investments in the Bank as regulatory capital. See “Use of Proceeds” on page S-14 of this prospectus supplement.

Risk factors

Investing in our common stock involves certain risks. See page S-11 of this prospectus supplement, page 2 of the accompanying prospectus and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference.

Ticker symbol	Our common stock currently trades on Nasdaq under the symbol “NCOM.”

_________________

(1)

The number of shares of our common stock to be outstanding after this offering is based on 12,966,528 shares of common stock outstanding as of June 5, 2017 and excludes as of such date 563,015 shares of our common stock issuable pursuant to our equity compensation plans, including awards outstanding thereunder, based on our projections of the earned portion of such awards as of such date. Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of the option to purchase up to an additional 144,000 shares of common stock in the aggregate from us in this offering.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected historical consolidated financial and other data for the periods and as of the dates indicated. The historical consolidated financial data have been derived in part from our financial statements and related notes thereto. The information as of and for the three months ended March 31, 2017 and 2016 is unaudited. However, in the opinion of our management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended March 31, 2017 is not necessarily indicative of a full year’s operations. You should read the information set forth below together with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. Our Annual Report on Form 10-K for the year ended December 31, 2016 was filed with the SEC on March 10, 2017, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 was filed with the SEC on May 10, 2017. All such reports are incorporated by reference in this document. The statement of income data and balance sheet data as of December 31, 2014, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 are derived from our audited consolidated financial statements and related notes for those periods, which are not incorporated by reference into this prospectus supplement and the accompanying prospectus. The balance sheet data as of March 31, 2016 has been derived from unaudited interim condensed consolidated financial statements that are not incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” beginning on page S-19 of this prospectus supplement.

	SUMMARY CONSOLIDATED FINANCIAL DATA
	As of and For the Three Months Ended		As of and For the Year Ended
	March 31,	March 31,	December 31,	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share information)	2017	2016	2016	2015	2014	2013	2012
Statement of Income Data
Interest income	$24,899	$18,313	$74,563	$54,845	$31,342	$23,312	$19,952
Interest expense	2,469	1,650	7,381	4,796	2,869	2,613	3,280
Net interest income	22,430	16,663	67,182	50,049	28,473	20,699	16,672
Provision for loan losses	156	1,533	3,248	1,113	978	-	125
(Loss) gain on sale of securities	-	-	-	-	(33)	47	-
Other noninterest income (1)	5,440	3,125	13,956	8,459	5,065	5,255	4,665
Merger/conversion-related expenses	387	138	479	764	662	257	-
Other noninterest expense (2)	18,074	11,915	48,600	39,481	22,791	19,428	18,084
Income before income taxes	9,253	6,202	28,811	17,150	9,074	6,316	3,128
Income tax expense	2,841	2,083	9,394	5,476	3,159	2,310	1,071
Net income before minority interest	6,412	4,119	19,417	11,674	5,915	4,006	2,057
Net income attributable to minority interest	493	340	1,564	2,069	512	-	-
Net income to common shareholders	5,919	3,779	17,853	9,605	5,403	4,006	2,057
Balance Sheet (at period end)
Cash and cash equivalents	$318,730	$123,853	$217,293	$212,457	$123,435	$124,136	$171,287
Total investment securities	98,390	82,954	99,709	80,863	34,932	47,979	40,724
Mortgage loans held-for-sale	19,517	12,529	15,373	15,020	9,329	7,159	13,836
Acquired purchased credit-impaired loans	20,012	10,205	9,507	10,443	9,077	-	-
Acquired non-purchased credit-impaired loans	541,509	356,305	315,867	370,872	143,981	-	-
Nonacquired loans held for investment (3)	1,153,897	942,781	1,076,209	870,471	653,063	582,002	441,452
CBI loans (factoring receivables)	99,317	74,248	83,901	67,628	82,600	-	-
Total gross loans held for investment	1,814,735	1,383,539	1,485,484	1,319,414	888,721	582,002	441,452
Allowance for loan losses	12,565	10,927	12,113	9,842	9,802	9,119	10,020
Total intangibles	103,519	53,312	52,803	53,474	30,591	-	-
Total assets	2,445,149	1,735,940	1,950,784	1,763,369	1,138,426	791,781	693,359
Total deposits	2,080,307	1,498,197	1,667,710	1,514,458	971,060	678,031	580,294
FHLB and other borrowings	7,000	7,000	7,000	22,000	22,000	22,000	24,695
Subordinated debt	24,513	-	24,500	-	-	-	-
Total liabilities	2,127,727	1,514,840	1,713,740	1,546,733	1,002,265	702,842	607,509
Minority interest	7,427	7,275	7,309	7,372	7,239	-	-
Common stock	129	109	109	108	75	5,730	5,730
Total shareholders' equity	317,422	221,100	237,044	216,636	136,161	88,939	85,850
Tangible common equity	213,410	167,447	183,866	162,724	105,265	88,939	85,850
Selected Performance Ratios
Return on average assets (ROAA) (4)	1.00%	0.86%	1.00%	0.72%	0.66%	0.60%	0.38%
Return on average equity (ROAE)	7.67	6.95	7.89	5.55	5.55	4.61	2.43
Return on average tangible common equity (ROATCE)	11.45	9.21	10.32	6.96	6.07	4.61	2.43
Net interest margin - taxable equivalent	4.18	4.21	4.15	4.13	3.76	3.27	3.18
Efficiency ratio	66.24	60.91	60.49	68.79	69.93	75.85	84.75
Operating efficiency ratio (2)	64.85	60.21	59.90	67.48	67.96	74.86	84.75
Noninterest income / average assets	0.92	0.71	0.78	0.64	0.62	0.79	0.85
Noninterest expense / average assets	3.11	2.76	2.76	3.03	2.88	2.97	3.31
Yield on loans	5.29	5.17	5.06	5.17	4.68	4.37	4.94
Cost of total deposits	0.40	0.42	0.40	0.39	0.35	0.38	0.58

Per Share Outstanding Data
Net earnings per share	$0.46	$0.35	$1.64	$1.04	$0.92	$0.70	$0.36
Diluted net earnings per share	0.45	0.34	1.61	1.02	0.91	0.69	0.36
Common shares outstanding at period end	12,948,778	10,861,487	10,934,541	10,824,969	7,541,541	5,730,114	5,730,114
Weighted average diluted shares	13,283,075	11,039,208	11,093,987	9,395,741	5,960,199	5,764,285	5,740,400
Book value per share	24.51	20.36	21.68	20.01	18.05	15.52	14.98
Tangible book value per share	16.48	15.42	16.82	15.03	13.96	15.52	14.98
Nonperforming Assets
Nonacquired
Nonaccrual loans	$68	$184	$69	$187	$2,276	$3,371	$244
Other real estate and repossesed assets	1,849	2,792	2,068	3,873	823	845	95
Loans past due 90 days or more and still accruing	538	452	581	252	217	-	-
Total nonacquired nonperforming assets	2,455	3,428	2,718	4,312	3,316	4,216	339
Acquired
Nonaccrual loans	2,949	3,617	2,768	3,508	2,589	-	-
Other real estate and repossesed assets	-	92	-	92	557	-	-
Loans past due 90 days or more and still accruing	-	-	-	-	80	-	-
Total acquired nonperforming assets	2,949	3,709	2,768	3,600	3,226	-	-
Asset Quality Ratios
Nonperforming assets / Assets	0.22%	0.41%	0.28%	0.45%	0.57%	0.53%	0.05%
Nonperforming assets / Loans + OREO + repossessed assets	0.30	0.51	0.37	0.60	0.73	0.72	0.08
Nonacquired nonperforming assets / Nonacquired loans + nonacquired OREO + nonacquired repossessed assets (3)	0.21	0.36	0.25	0.49	0.51	0.72	0.08
Net charge-offs to average loans	(0.07)	0.13	0.07	0.11	0.05	0.19	0.13
Allowance for loan losses to total loans	0.69	0.79	0.82	0.75	1.10	1.57	2.27
Allowance for loan losses to nonacquired nonperforming loans	2,073.43	1,718.08	1,863.54	2,241.91	393.18	270.51	4,106.56
Allowance for loan losses to nonacquired loans (3)	1.05	1.11	1.08	1.07	1.35	1.57	2.27
Capital Ratios (at period end)
Tier 1 Leverage Ratio	8.86%	9.13%	9.57%	9.68%	10.68%	12.18%	12.42%
Tier 1 Common Capital Ratio	11.06	11.18	11.46	11.18	10.66	14.58	17.60
Tier 1 Risk-based Capital Ratio	11.06	11.18	11.46	11.18	10.66	14.58	17.60
Total Risk-based Capital Ratio	13.07	11.97	13.90	11.91	11.75	15.83	18.86
Equity / Assets	12.98	12.74	12.15	12.29	11.96	11.23	12.38
Tangible common equity to tangible assets	9.11	9.95	9.69	9.52	9.50	11.23	12.38
Composition of Loans Held for Investment
Owner-occupied commercial real estate	$299,498	$229,127	$254,099	$215,021	$132,126	$71,790	$48,829
Non-owner occupied commercial real estate	429,072	312,461	352,677	294,191	198,658	146,509	108,405
Commercial and industrial loans	195,206	170,207	150,268	171,160	113,788	102,286	91,337
Factored commercial receivables	99,317	74,248	83,901	67,628	82,600	-	-
Construction, land development, and other land loans	234,861	166,714	155,813	152,862	83,663	58,372	36,267
1-4 family	446,412	340,291	387,342	333,761	221,222	162,091	128,103
Multifamily	50,624	41,880	47,060	31,128	23,420	22,316	17,637
Consumer and other	59,745	48,611	54,324	53,663	33,244	18,638	10,874
Deposit Composition
Demand	$617,851	$382,642	$429,030	$382,946	$217,643	$128,837	$67,040
NOW	345,602	222,271	262,261	202,649	154,816	107,060	96,514
Money market and savings	820,206	597,179	703,289	611,887	392,394	304,071	277,342
Retail time	64,688	78,463	64,073	87,069	74,367	15,979	20,766
Jumbo time (5)	231,960	217,642	209,057	229,907	131,840	122,084	118,632
Mortgage Metrics
Total production ($)	$130,875	$63,802	$322,909	$281,706	$207,269	$246,649	$212,128

(1) Excludes securities gains (losses)
(2) Excludes merger/conversion-related expenses
(3) Excludes CBI loans
(4) Net income to common shareholders / average assets
(5) Jumbo time deposits defined as time deposits greater than $100,000

Reconciliation of Non-GAAP Financial Measures

Some of the financial measures included in our selected historical consolidated financial data table and other data are not measures of financial performance recognized by generally accepted accounting principles in the United States (“non-GAAP financial measures”). These non-GAAP financial measures include tangible common equity, tangible book value per share, return on average tangible common equity, efficiency ratio, operating efficiency ratio, and allowance for loan losses to non-acquired loans. These measures are commonly used by investors when assessing financial institutions. Our management uses the non-GAAP financial measures set forth below in its analysis of our performance.

•	“Tangible common equity” is total stockholders’ equity less goodwill, other intangible assets and minority interest not included in intangible assets.

•

“Tangible book value per share” is defined as tangible common equity divided by total common shares outstanding. This measure is important to investors interested in changes from period to period in book value per share exclusive of changes in intangible assets.

•	“Average tangible common equity” is defined as the average of tangible common equity for the applicable period.

•	“Return on average tangible common equity,” or ROATCE, is defined as net income available to stockholders divided by average tangible common equity.

•

“Efficiency ratio” is defined as noninterest expense divided by operating revenue (which is equal to net interest income plus noninterest income), excluding one-time gains and losses on sales of securities. This measure is important to investors looking for a measure of efficiency in productivity based on the amount of revenue generated for each dollar spent.

•

“Operating efficiency ratio” is defined as noninterest expense divided by operating revenue, excluding one-time gains and losses on sales of securities and one-time gains and expenses related to merger and acquisition activities. This measure is important to investors looking for a measure of efficiency in productivity based on the amount of revenue generated for each dollar spent.

•

“Allowance for loan losses to non-acquired loans” is defined as the total allowance for loan losses, less the allowance for loan losses attributable to factored receivables, divided by non-acquired loans held for investment, excluding factored receivables at the end of the period.

We believe that these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that the non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and these disclosures are not necessarily comparable to non-GAAP financial measures that other companies use. The following reconciliation table provides more detailed analysis of these non-GAAP financial measures:

	NON-GAAP RECONCILIATION
	As of and For the Three Months Ended		As of and For the Year Ended
	March 31,	March 31,	December 31,	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share information)	2017	2016	2016	2015	2014	2013	2012
Total shareholders' equity	$317,422	$221,100	$237,044	$216,636	$136,161	$88,939	$85,850
Less: Intangible assets	103,519	53,312	52,803	53,474	30,591	-	-
Less: minority interest not included in intangible assets	493	341	375	438	305	-	-
Tangible common equity	$213,410	$167,447	$183,866	$162,724	$105,265	$88,939	$85,850
Common shares outstanding at year end or period end	12,948,778	10,861,487	10,934,541	10,824,969	7,541,541	5,730,114	5,730,114
Tangible book value per share	$16.48	$15.42	$16.82	$15.03	$13.96	$15.52	$14.98
Total assets at end of period	$2,445,149	$1,735,940	$1,950,784	$1,763,369	$1,138,426	$791,781	$693,359
Less: Intangible assets	103,519	53,312	52,803	53,474	30,591	-	-
Adjusted total assets at end of period	2,341,630	1,682,628	1,897,981	1,709,895	1,107,835	791,781	693,359
Tangible common equity to tangible assets	9.11%	9.95%	9.69%	9.52%	9.50%	11.23%	12.38%
Total average shareholders' equity	312,971	218,730	226,351	172,954	97,326	86,969	84,782
Less: average intangible assets	103,004	53,388	53,136	34,628	8,244	-	-
Less: average minority interest not included in intangible assets	295	231	264	267	136	-	-
Average tangible common equity	$209,672	$165,111	$172,951	$138,059	$88,946	$86,969	$84,782
Net income to common shareholders	5,919	3,779	17,853	9,605	5,403	4,006	2,057
Return on average tangible common equity (ROATCE)	11.45%	9.21%	10.32%	6.96%	6.07%	4.61%	2.43%
Efficiency ratio:
Net interest income	$22,430	$16,663	$67,182	$50,049	$28,473	$20,699	$16,672
Total noninterest income	5,440	3,125	13,956	8,459	5,032	5,302	4,665
Less: gain (loss) on sale of securities	-	-	-	-	(33)	47	-
Operating revenue	$27,870	$19,788	$81,138	$58,508	$33,538	$25,954	$21,337
Expenses:
Total noninterest expenses	$18,461	$12,053	$49,079	$40,245	$23,453	$19,685	$18,084
Efficiency ratio	66.24%	60.91%	60.49%	68.79%	69.93%	75.85%	84.75%
Operating efficiency ratio:
Net interest income	$22,430	$16,663	$67,182	$50,049	$28,473	$20,699	$16,672
Total noninterest income	5,440	3,125	13,956	8,459	5,032	5,302	4,665
Less: gain (loss) on sale of securities	-	-	-	-	(33)	47	-
Operating revenue	$27,870	$19,788	$81,138	$58,508	$33,538	$25,954	$21,337
Expenses:
Total noninterest expenses	$18,461	$12,053	$49,079	$40,245	$23,453	$19,685	$18,084
Less: merger/conversion-related expenses	387	138	479	764	662	257	-
Adjusted noninterest expenses	$18,074	$11,915	$48,600	$39,481	$22,791	$19,428	$18,084
Operating efficiency ratio	64.85%	60.21%	59.90%	67.48%	67.96%	74.86%	84.75%
Total allowance for loan losses	$12,565	$10,927	$12,113	$9,842	$9,802	$9,119	$10,020
Less: allowance for loan losses attributable to CBI (factoring receivables)	500	500	500	500	955	-	-
Adjusted allowance for loan losses at end of period	$12,065	$10,427	$11,613	$9,342	$8,847	$9,119	$10,020
Nonacquired loans held for investment	1,153,897	942,781	1,076,209	870,471	653,063	582,002	441,452
Allowance for loan losses to nonacquired loans	1.05%	1.11%	1.08%	1.07%	1.35%	1.57%	2.27%

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as those contained on page 2 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2016 and all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock. The realization of any of the matters referenced as risk factors could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects, and holders of our common stock could lose some or all of their investment.

Sales of a significant number of shares of our common stock in the public markets, and other transactions that we may pursue, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets and the perception that those sales may occur could adversely affect the market price of our common stock. The completion of this offering will increase the number of shares of our common stock that may be sold in the public market because the shares of our common stock issued by us will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). In addition, future issuances of equity securities may dilute the interests of our existing stockholders, including you, and cause the market price of our common stock to decline. We may issue equity securities (including convertible securities, preferred securities, and options and warrants on our common or preferred stock) in the future for a number of reasons, including to finance our operations and business strategy (including mergers and acquisitions), to adjust our ratio of debt to equity, to address regulatory capital concerns, or to satisfy our obligations upon the exercise of outstanding options or warrants. We currently have one acquisition subject to a definitive agreement that, if consummated, will require us to issue additional shares of our common stock. We may issue equity securities in transactions that generate cash proceeds, such as this offering, transactions that free up regulatory capital but do not immediately generate or preserve substantial amounts of cash, and transactions that generate regulatory or balance sheet capital only and do not generate or preserve cash. We cannot predict the effect that these transactions would have on the market price of our common stock.

Our stock price is subject to fluctuations, and the value of your investment may decline.

The trading price of our common stock may be volatile and subject to wide price fluctuations in response to various factors, including:

•	actual or anticipated fluctuations in our operating results, financial condition, or asset quality;

•	general market conditions in the broader stock market, or in the financial services industry in particular;

•

publication of research reports about us, our competitors, or the bank and non-bank financial services industries generally, or changes in, or failure to meet, securities analysts’ estimates of our financial and operating performance, or lack of research reports by industry analysts or ceasing of coverage;

•	future issuances of our common stock or other securities;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures, or capital commitments by or involving us or our competitors;

•	additions or departures of key personnel;

•	trades of large blocks of our common stock;

•	economic and political conditions or events;

•	regulatory developments; and

•	other news, announcements, or disclosures (whether by us or others) related to us or our competitors or core markets, or the bank and non-bank financial services industries.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

Our management will have broad discretion as to the use of the net proceeds to us from this offering, and we may not use the proceeds effectively.

We intend to use our net proceeds from this offering for general corporate purposes, including providing capital to support our growth organically or through strategic acquisitions, financing investments, repaying existing indebtedness and for investments in the Bank as regulatory capital. Our net proceeds and the funds made available to us may be applied in ways with which some investors in this offering may not agree. Moreover, our management may use these proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will not have the opportunity, as part of your investment decision, to assess whether these proceeds are being used appropriately. Management’s failure to use such funds effectively could have an adverse effect on our business, results of operations and financial condition. See “Use of Proceeds” on page S-14 of this prospectus supplement.

We have not historically paid dividends to our stockholders and cannot guarantee that we will pay dividends to our stockholders in the future.

The holders of our common stock will receive dividends if and when declared by our board of directors out of legally available funds. Our board of directors has not declared a dividend on our common stock since our inception. Any future determination relating to our dividend policy will be made at the discretion of the board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition, future prospects, regulatory restrictions, and other factors that our board of directors may deem relevant.

Our principal business operations are conducted through NBC. Cash available to pay dividends to our stockholders is derived primarily, if not entirely, from dividends paid by NBC to us. The ability of NBC to pay dividends to us, as well as our ability to pay dividends to our stockholders, will continue to be subject to, and limited by, certain legal and regulatory restrictions. Further, any lenders making loans to us or NBC may impose financial covenants that may be more restrictive with respect to dividend payments than the regulatory requirements.

Our directors and executive officers beneficially own a significant portion of our outstanding common stock and have substantial influence over us.

Our directors and executive officers, as a group, beneficially owned approximately 19.4% of the outstanding shares of our common stock as of June 5, 2017. As a result of this level of ownership, our directors and executive officers have the ability, by taking coordinated action, to exercise significant influence over our affairs and policies. The interests of our directors and executive officers may not be consistent with your interests as a stockholder. This influence may also have the effect of delaying or preventing changes of control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in our best interests.

Shares of our common stock are not insured deposits and may lose value.

Shares of our common stock are not savings or deposit accounts and are not insured by the FDIC or any other agency or private entity. Such shares are subject to investment risk, including the possible loss of some or all of the value of your investment.

The laws that regulate our operations are designed for the protection of depositors and the public, not our stockholders.

The federal and state laws and regulations applicable to our operations give regulatory authorities extensive discretion in connection with their supervisory and enforcement responsibilities, and generally have been promulgated to protect depositors and the FDIC’s Deposit Insurance Fund and not for the purpose of protecting stockholders. These laws and regulations can materially affect our future business. Laws and regulations now affecting us may be changed at any time, and the interpretation of such laws and regulations by bank regulatory authorities is also subject to change.

Our corporate governance documents, and certain corporate and banking laws applicable to us, could make a takeover more difficult.

Certain provisions of our certificate of incorporation and bylaws, and corporate and federal banking laws, could make it more difficult for a third party to acquire control of us or conduct a proxy contest, even if those events were perceived by many of our stockholders as beneficial to their interests. These provisions, and the corporate and banking laws and regulations applicable to us:

•	empower our board of directors, without stockholder approval, to issue preferred stock, the terms of which, including voting power, are set by the board;

•	only permit our board of directors or the chairman thereof to call a special stockholders’ meeting;

•	prohibit our stockholders from taking any action by written consent without a meeting of stockholders;

•	require at least 120 days’ advance notice of nominations for the election of directors and the presentation of stockholder proposals at meetings of our stockholders; and

•	require prior regulatory application and approval of any transaction involving control of our company.

These provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including under circumstances in which our stockholders might otherwise receive a premium over the market price of our common stock.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed and trades on Nasdaq under the symbol “NCOM.” As of June 5, 2017, there were 12,966,528 shares of our common stock outstanding and approximately 545 stockholders of record of our common stock. Prior to the listing of our common stock on Nasdaq on March 19, 2015, shares of our common stock were traded only through privately negotiated transactions. The following table shows, for the indicated periods, the high and low sale prices per share for our common stock as reported on Nasdaq or, for periods prior to the listing of our common stock on Nasdaq, the high and low sale prices as known to management.

	High	Low
2017
Second Quarter (through June 5, 2017)	$40.00	$35.55
First Quarter	$39.99	$35.00

2016
Fourth Quarter	$38.00	$26.54
Third Quarter	$28.74	$22.32
Second Quarter	$24.50	$21.37
First Quarter	$25.30	$20.50

2015
Fourth Quarter	$28.32	$22.17
Third Quarter	$27.00	$21.25
Second Quarter	$29.54	$21.25
First Quarter*	$22.45	$20.51

* Shares of our common stock were first publicly traded on March 19, 2015.

The payment of dividends by NCC to our stockholders and by NBC to NCC is subject to certain regulations that may limit or prevent the payment of dividends in certain circumstances. Moreover, the payment of dividends is further subject to the discretion of NCC’s and NBC’s respective boards of directors. NCC’s board of directors has not declared a dividend since our inception and does not expect to do in the foreseeable future. Future determinations regarding dividend policy will be made at the discretion of our board of directors based on factors that it deems relevant at that time. No assurances can be given that any dividends on our common stock will be declared in the future or, if declared, what the amount of such dividends will be or whether such dividends will continue for future periods.

USE OF PROCEEDS

We estimate that the net proceeds to us from the offering, after deducting estimated underwriting discounts and commissions but before deducting estimated offering expenses, will be approximately $33.7 million, or approximately $38.8 million if the underwriters exercise the option to purchase additional shares from us in full. We intend to use the net proceeds of this offering for general corporate purposes, including providing capital to support our growth organically or through strategic acquisitions, financing investments, repaying existing indebtedness and for investments in the Bank as regulatory capital. Other than the previously announced merger agreement entered into by and among us, NBC and Patriot Bank on April 24, 2017 and discussed under the heading "Summary" on page S-5 of this prospectus supplement, we currently have no definitive agreements regarding any future acquisitions. Pending use of the net proceeds from this offering described above, we may hold any net proceeds in cash or invest them in short-term securities or investments.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization, including regulatory capital ratios, on a consolidated basis, as of March 31, 2017, on an actual basis and on an as-adjusted basis for this offering after deducting the underwriting discount and offering expenses payable by us (and assuming no exercise of the underwriters’ option). You should read this information together with the consolidated historical financial statements and the related notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2017
	Actual	As Adjusted
	(in thousands, except per share amounts)
Cash and cash equivalents	$318,730	$352,364

Long-term debt:
Federal home loan bank advances	$7,000	$7,000
Subordinated debt	24,513	24,513
Total long-term debt	$31,513	$31,513

Shareholders’ equity:
Preferred stock, 250,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $0.01 par value, 30,000,000 shares authorized, 12,948,778 shares issued and outstanding actual, 13,908,778 shares as adjusted	129	139
Additional paid-in capital	279,618	313,242
Retained earnings	29,924	29,924
Accumulated other comprehensive income	324	324
Total shareholders' equity attributable to National Commerce Corporation	309,995	343,629
Noncontrolling interest	7,427	7,427
Total shareholders' equity	$317,422	$351,056

Common book value per share	$24.51	$25.24
Equity to assets, at period end	12.98%	14.16%

Regulatory capital ratios:
Total capital to risk-weighted assets	13.07%	14.89%
Tier 1 capital to risk-weighted assets	11.06%	12.88%
Common equity tier 1 capital to risk-weighted assets	11.06%	12.88%
Tier 1 capital to average assets	8.86%	10.18%

DESCRIPTION OF CAPITAL STOCK

Our certificate of incorporation authorizes the issuance of capital stock consisting of 30,000,000 shares of common stock, par value $0.01 per share, and 250,000 shares of preferred stock, par value $0.01 per share. See “Description of Capital Stock” on page 4 of the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus for additional information regarding our common stock.

UNDERWRITING

We are offering shares of our common stock described in this prospectus supplement in an underwritten offering. Subject to the terms and conditions set forth in the underwriting agreement between us and Keefe, Bruyette & Woods, Inc., as representative of the underwriters, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the shares of our common stock set forth in the table below:

Name	Number of Shares
Keefe, Bruyette & Woods, Inc.	624,000
Raymond James & Associates, Inc.	192,000
Stephens Inc.	144,000
Total	960,000

The underwriters’ obligation to purchase the shares included in this offering depends on the satisfaction of the conditions contained in the underwriting agreement, including the following:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material adverse change in the financial markets; and

•	we deliver customary closing documents and legal opinions to the underwriters.

The underwriters propose to offer the shares from time to time for sale in one or more transactions on Nasdaq, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriters and subject to their right to reject any order in whole or in part.

Subject to the conditions contained in the underwriting agreement, the underwriters are committed to purchase and pay for all shares offered by this prospectus supplement, if any such shares are purchased. The shares are being offered by the underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.

Discounts and Expenses

Shares of our common stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement and to certain selected dealers at this price, less a concession not in excess of $1.11 per share. The underwriters may allow, and any selected dealers may reallow, a concession not in excess of $0.10 per share to certain brokers and dealers. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the price per share and total public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option to purchase additional shares of common stock from us:

	Per Share	No Exercise	Full Exercise
Public offering price	$37.00	$35,520,000	$40,848,000
Underwriting discount	1.85	1,776,000	2,042,400
Proceeds to us (before expenses)	35.15	33,744,000	38,805,600

We estimate that the total offering expenses, including registration and filing fees, printing fees, legal and accounting expenses, but excluding underwriting discounts, will be approximately $110,000. We also have agreed to reimburse the underwriters for certain of their offering expenses, including legal fees and expenses. In accordance with FINRA Rule 5110, these reimbursed expenses are deemed underwriting compensation for this offering.

Option to Purchase Additional Shares

We have granted the underwriters an option to buy up to 144,000 additional shares of our common stock, at the public offering price less underwriting discounts. The underwriters may exercise this option, in whole or from time to time in part, solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters will have 30 days from the date of this prospectus supplement to exercise this option.

Indemnification and Contribution

We have agreed to indemnify the underwriters, their respective affiliates and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters and their respective affiliates may be required to make in respect of these liabilities.

Lock-Up Agreements

We have agreed that for a period of 90 days from the date of this prospectus supplement, we will not (subject to certain exceptions), without the prior written consent of Keefe, Bruyette & Woods, Inc., sell, offer to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock. Our directors and certain of our officers have agreed that for a period of 90 days from the date of this prospectus supplement, none of our executive officers or directors will, without the prior written consent of Keefe, Bruyette & Woods, Inc., sell, offer to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock. These lock-up agreements contain exceptions, including for certain gifts, estate planning transactions, lending transactions, and exercises of currently outstanding stock options. Keefe, Bruyette & Woods, Inc., in its sole discretion, may release the securities subject to these lock-up agreements at any time without notice.

Price Stabilization and Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including stabilizing transactions, short sales and purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchases of shares of common stock to cover positions created by short sales. Short sales may be “covered short sales” or “naked short sales.” In a covered short position, the number of excess shares of sold by an underwriter, if any, are not greater than the number of shares of common stock that they may purchase in the option to purchase additional shares. In a naked short position, the number of shares of common stock involved is greater than the number of shares of common stock in the underwriter’s option to purchase additional shares, if any.

The underwriters may close out any covered short position either by exercising, in whole or in part, their option to purchase additional shares, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the purchase option described above. The underwriters must close out any “naked short” position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may engage in syndicate covering transactions, which are transactions that involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares of common stock to close out the short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared with the price at which the underwriters may purchase shares of common stock through exercise of the option to purchase additional shares, if any.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. If these activities are commenced, the underwriters may discontinue them at any time. The underwriters may carry out these transactions on Nasdaq, in the over-the-counter market or otherwise.

Passive Market Making

In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on Nasdaq, may engage in passive market making transactions in our common stock on Nasdaq in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Rule 103 permits passive market making activity by the participants in our offering of common stock. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Our Relationship with the Underwriters

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financing, loan referrals, valuation and brokerage activities. From time to time, certain of the underwriters and/or their respective affiliates have directly and indirectly engaged, and may in the future engage, in various financial advisory, investment banking and commercial banking services with us and our affiliates, for which they received or paid, or may receive or pay, customary compensation, fees and expense reimbursement. In the ordinary course of their various business activities, the underwriters and/or their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and those investment and securities activities may involve securities and/or instruments of ours. The underwriters and/or their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

Electronic Distribution

A prospectus and prospectus supplement in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriters or their respective affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than this prospectus supplement and accompanying prospectus in electronic format, the information on the underwriters’ websites and any other information contained on any other website maintained by the underwriters is not part of this prospectus supplement or the accompanying prospectus, has not been approved and/or endorsed by the underwriters or us and should not be relied upon by investors.

Other Considerations

It is expected that delivery of the shares will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement. Settlement for sales of common stock in the secondary market generally will occur on the third business day, or such shorter settlement cycle as may be in effect under Exchange Act Rule 15c 6-1 from time to time, following the date on which any sales are made, unless the parties to any such trade expressly agree otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the common stock offered by this prospectus supplement in any jurisdiction in which action for that purpose is required. The common stock offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We and the underwriters require that the persons into whose possession this prospectus supplement comes inform themselves about, and observe any restrictions relating to, the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Listing

Our common stock is listed on Nasdaq under the symbol “NCOM.”

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus supplement and the accompanying prospectus will be passed upon by our counsel, Maynard, Cooper & Gale, P.C., Birmingham, Alabama. Members of Maynard, Cooper & Gale, P.C. own shares of our common stock representing on an aggregate basis less than 1% of the total number of shares of our common stock outstanding. Certain legal matters relating to this offering will be passed upon for the underwriters by Covington & Burling LLP, Washington, D.C.

EXPERTS

The consolidated financial statements as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference into this prospectus supplement and the accompanying prospectus in reliance upon the report of Porter Keadle Moore, LLC, our independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov. We do not maintain a standalone website, but additional information about us, including our annual, quarterly and current reports, may be found on NBC’s website at www.nationalbankofcommerce.com. All internet addresses provided in this prospectus supplement or in the accompanying prospectus are for informational purposes only and are not intended to be hyperlinks. In addition, the information on, or accessible through, our website, or any other website described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus supplement or the accompanying prospectus or other offering materials.

We also have filed a Registration Statement (File No. 333-210687) with the SEC relating to the common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of that Registration Statement. You may obtain from the SEC copies of the Registration Statement and the related exhibits that we filed with the SEC when we registered the common stock. The Registration Statement may contain additional information that may be important to you.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any such report or document that is not deemed filed under such provisions, until this offering has been terminated:

SEC Filing (SEC File No. 001-36878)	Period or Date Filed
Annual Report on Form 10-K	For the year ended December 31, 2016, filed on March 10, 2017

Quarterly Report on Form 10-Q	For the quarter ended March 31, 2017, filed on May 10, 2017

Proxy Statement on Schedule 14A	Filed on April 21, 2017

Current Reports on Form 8-K	Filed on January 3, 2017, January 18, 2017, January 25, 2017, March 10, 2017, March 22, 2017, April 25, 2017, May 11, 2017, May 23, 2017, June 6, 2017 and June 7, 2017

Description of our common stock contained in a registration statement filed under the Exchange Act

Form 8-A, filed on March 16, 2015, and all amendments and reports filed by us for the purpose of updating such description, including the prospectus forming a part of the Registration Statement on Form S-1, originally filed with the SEC on January 5, 2015 (Registration No. 333-201371), including exhibits, and as subsequently amended from time to time, under the heading “Description of Capital Stock.”

Upon written or oral request, we will provide, without charge, to each person to whom a copy of this prospectus supplement and the accompanying prospectus is delivered a copy of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus supplement and the accompanying prospectus, at no cost by writing or telephoning us at the following address:

National Commerce Corporation

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Attention: William E. Matthews, V

Telephone number: (205) 313-8100

PROSPECTUS

$100,000,000

National Commerce Corporation

Common Stock

Preferred Stock

Debt Securities

Warrants

Depositary Shares

Subscription Rights

Stock Purchase Contracts

Stock Purchase Units

Units

National Commerce Corporation (“we,” “us,” “our” or the “Company”) may offer from time to time to sell, in one or more series, and in any combination, the securities described in this prospectus.

This prospectus describes the general terms of these securities and the general manner in which we will offer them. Each time that we offer and sell securities using this prospectus, we will provide a supplement to this prospectus that contains specific information about the securities and their terms and the manner in which we will offer them for sale. The prospectus supplement also may add or update information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should carefully read this prospectus and any supplement to this prospectus, as well as any documents that we have incorporated into this prospectus by reference, before you invest in any of these securities. References herein to “prospectus supplement” are deemed to refer to any pricing supplement or free writing prospectus describing the specific pricing or other terms of the applicable offering that we prepare and distribute.

We may offer and sell these securities through underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. We will provide in the applicable prospectus supplement the names of any such underwriters, dealers or agents used in connection with the sale of any of these securities, as well as any fees, commissions or discounts we may pay to such underwriters, dealers or agents in connection with the sale of these securities.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “NCOM.” Any prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

These securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted.

Investing in our securities involves risks. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This date of this prospectus is May 9, 2016.

 i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with SEC using a “shelf” registration process. Under this shelf registration process, we may sell from time to time, in one or more offerings, on a continuous or delayed basis, any combination of the securities described in this prospectus up to a maximum aggregate offering amount of $100,000,000.

This prospectus provides you with a general description of the securities that we may offer. Each time that we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus (including the documents incorporated by reference) and the applicable prospectus supplement together with the additional information referred to under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or in any supplement to this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of its date only.

Any of the securities described in this prospectus and in a prospectus supplement may be convertible or exchangeable into, or exercisable for, other securities that are described in this prospectus or will be described in a prospectus supplement, and may be issued separately, together or as part of a unit consisting of two or more securities, which may or may not be separate from one another. The securities offered hereby may include new or hybrid securities developed in the future that combine features of any of the securities described in this prospectus.

The registration statement that contains this prospectus, including the exhibits to the registration statement, also provides additional information about us and the securities offered under this prospectus. You can find the registration statement at the SEC’s website or at the SEC’s public reference room described under the heading “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference in this prospectus contain, and future oral and written statements of the Company and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based on beliefs, expectations and assumptions of the Company’s management and on information available to management at the time that the statements are made, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “bode,” “predict,” “suggest,” “project,” “appear,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” “likely” or other similar expressions. Additionally, all statements in this prospectus and the documents that we incorporate by reference in this prospectus, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. The factors that could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries are detailed in the “Risk Factors” section included under Item 1A of Part I of our most recent Annual Report on Form 10-K and in the “Risk Factors” sections of this prospectus and the applicable prospectus supplement. In addition, there are other factors that may impact any public company, including ours, which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries.

These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.

OUR COMPANY

We are a Delaware corporation and a financial holding company headquartered in Birmingham, Alabama. Through our wholly owned banking subsidiary, National Bank of Commerce (the “Bank”), we provide a broad array of banking and other financial services to businesses, business owners, and professionals. In Alabama, we operate seven full-service banking offices, located in Birmingham, Huntsville, Auburn-Opelika, and Baldwin County. In Florida, we operate ten full-service banking offices under three trade names, including National Bank of Commerce (Vero Beach), “United Legacy Bank, a division of National Bank of Commerce” (Longwood, Winter Park, Orlando and Oviedo), and “Reunion Bank of Florida, a division of National Bank of Commerce” (Tavares, Ormond Beach, Port Orange and St. Augustine Beach). We also operate a loan production office in Atlanta, Georgia.

We engage in the business of factoring commercial receivables through the Bank’s ownership of a 70% equity interest in CBI Holding Company, LLC (“CBI”). CBI owns Corporate Billing, LLC (“Corporate Billing”), a transaction-based finance company headquartered in Decatur, Alabama, that provides factoring, invoicing, collection, and accounts receivable management services to transportation companies and automotive parts and service providers throughout the United States and parts of Canada.

In November 2015, we formed National Commerce Risk Management, Inc., a captive insurance company and wholly owned subsidiary of the Company that insures the Company and our subsidiaries against certain risks arising from our operations and to pool resources with similar insurance company subsidiaries of other financial institutions in order to spread a limited amount of risk among themselves.

As of December 31, 2015, we had total assets of $1.8 billion, total loans of $1.3 billion, total deposits of $1.5 billion, and total shareholders’ equity of $216.6 million.

Our principal executive office is located at 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209 and our telephone number is (205) 313-8100.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

RISK FACTORS

An investment in our securities involves certain risks. Before making an investment decision, you should carefully read and consider the discussion of the risks and uncertainties under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2016, which is incorporated by reference in this prospectus, and under similar headings in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any applicable prospectus supplement and in the other documents incorporated by reference in this prospectus. See the section entitled “Where You Can Find More Information” in this prospectus. You should note, however, that our business, financial condition, results of operations and prospects may have changed since the respective dates of incorporated documents. The risks and uncertainties that we have described are not the only ones facing the Company. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business and results of operations.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we will use the net proceeds that we receive from the sale of the securities offered hereby for general corporate purposes, which may include, among other things, investments in or advances to our subsidiaries, working capital, capital expenditures, stock repurchases, debt repayment or the financing of possible acquisitions. The prospectus supplement relating to a particular offering of securities by us will identify the particular use of proceeds for that offering. Until we use the net proceeds from an offering, we may place the net proceeds in temporary investments or hold the net proceeds in deposit accounts at a banking subsidiary of the Company.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges for each of the periods indicated.

	Year Ended December 31,
	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges: (unaudited)
Excluding interest on deposits	35.12x	20.37x	13.36x	5.02x	1.90x
Including interest on deposits	4.14x	3.98x	3.42x	1.95x	1.20x

For purposes of computing these ratios, “earnings” represent consolidated income from continuing operations before income taxes and minority interest, plus fixed charges. “Fixed charges” represent interest expense, including interest credited on deposit products where indicated, amortization of bond issue costs and that portion of rental expense deemed representative of the interest factor.

A ratio of earnings to combined fixed charges and preferred stock dividends is not presented, as the results do not differ from the ratio of earnings to fixed charges presented above.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the common stock, preferred stock, debt securities, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units and units that we may offer and sell from time to time. When one or more of these securities are offered in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. These summary descriptions and any summary descriptions in the applicable prospectus supplement do not purport to be complete descriptions of the terms and conditions of each security and are qualified in their entirety by reference to our Certificate of Incorporation, as amended (our “Certificate of Incorporation”), our Bylaws, as the same may be amended from time to time (our “Bylaws”), the Delaware General Corporation Law (the “DGCL”) and any other documents referenced in such summary descriptions and from which such summary descriptions are derived. If any particular terms of a security described in the applicable prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed superseded by the terms set forth in that prospectus supplement.

We may issue securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the applicable depositary, unless otherwise stated. We will issue the securities in registered form, without coupons. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms, limitations, voting powers and relative rights of our capital stock as contained in our Certificate of Incorporation, our Bylaws and the DGCL. This summary does not purport to be a complete description of the terms and conditions of our capital stock in all respects and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, our Bylaws, the DGCL and any other documents referenced in the summary descriptions and from which the summary descriptions are derived. Although we believe that this summary covers the material terms and provisions of our capital stock, it may not contain all of the information that is important to you.

Please note that, with respect to any shares held in book-entry form through the Depository Trust Company or any other share depositary, the depositary or its nominee will be the sole registered and legal owner of those shares, and references hereunder to any “stockholder” or “holder” of those shares means only the depositary or its nominee. Persons who hold beneficial interests in shares of our stock through a depositary will not be registered or legal owners of those shares and will not be recognized as such for any purpose. For example, only the depositary or its nominee will be entitled to vote the shares held through it, and any dividends or other distributions to be paid, and any notices to be given, in respect of those shares will be paid or given only to the depositary or its nominee. Owners of beneficial interests in those shares will have to look solely to the depositary with respect to any benefits of share ownership, and any rights that they may have with respect to those shares will be governed by the rules of the depositary, which are subject to change from time to time. We have no responsibility for those rules or their application to any interests held through the depositary.

General

Our authorized capital stock consists of common stock and preferred stock. We are currently authorized to issue 30,000,000 shares of common stock, $0.01 par value per share. As of April 11, 2016, we had 10,862,216 shares of common stock outstanding, and approximately 689 record holders (excluding any participants in any clearing agency and “street name” holders). In addition, we are authorized to issue 250,000 shares of preferred stock, $0.01 par value per share, of which no shares are currently outstanding. As of April 11, 2016, options to purchase 461,578 shares of our common stock were outstanding, 155,692 additional shares of our common stock were subject to outstanding performance awards, an additional 78,528 shares of our common stock were reserved for issuance in connection with equity incentive awards, and approximately 28,665 shares were potentially issuable in connection with compensation deferred by our directors, executive officers and certain key employees. Such underlying shares have been reserved for issuance. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock to be issued in connection with an offering hereunder will be fully paid and non-assessable.

Voting Rights

Each owner of our common stock is entitled to one vote per share on any matter on which stockholders generally are entitled to vote, including the election of directors. Neither our Certificate of Incorporation nor our Bylaws provides for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors. Our Certificate of Incorporation and Bylaws may be amended at any regular or special meeting of stockholders by the affirmative vote of a majority of the voting interest in the outstanding stock, unless applicable law requires otherwise. Our Bylaws provide that our board of directors may call a special meeting of stockholders at any time.

Dividends

Owners of our common stock will be entitled to dividends paid by us when and if declared by our board of directors from legally available funds, and subject to the rights of any outstanding class or series of preferred stock. The determination and declaration of dividends is entirely within the discretion of our board of directors, subject to certain limitations under state law and rules and limitations imposed by federal regulators. Holders of our common stock shall share equally on a per share basis in any such dividends or distributions.

Liquidation or Dissolution

In the event of our liquidation, dissolution, or winding up, the owners of our common stock shall be entitled to receive, in cash or in kind, assets that are remaining after payment or provision for payment of our debts and liabilities and any amounts owed to holders of our preferred stock. Owners of our common stock shall receive such assets ratably in proportion to the number of shares held by them.

Preemptive Rights

Owners of our common stock do not have any preemptive rights to subscribe for additional shares of common stock when we offer additional shares for sale. The rights, preferences, and privileges of holders of our common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Other

Our stockholders have no conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Director Nominations

Nominations for election to our board of directors may be made by our board of directors or by any stockholder of any outstanding class of our capital stock that is entitled to vote for election of directors. Nominations other than those made by or on behalf of the existing management must be made in writing and be delivered or mailed to our corporate secretary no less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting, subject to certain exceptions as set forth in our Bylaws. Such notification must contain certain information about both the nominator and the nominee, including, with respect to any nominee:

●	all information relating to the nominee that would be required to be disclosed in a proxy statement in accordance with Regulation 14A under the Exchange Act;

●	a notarized affidavit from the proposed nominee addressing the nominee’s willingness to serve, eligibility for election and consent to being named in the proxy statement as a nominee;

●	information concerning certain compensation and other monetary agreements between the nominator and the nominee, as well as their affiliated parties;

●	a description of any voting commitments and/or any other arrangements or obligations by which the proposed nominee would be bound as a director;

●

a completed questionnaire regarding such person, which may be obtained from our corporate secretary, relating to the stock exchange listing requirements for director independence that are applicable to us; and

●

any other information relating to such person that is required pursuant to any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of our common stock may be traded.

Our stockholders may also recommend director candidates for inclusion by our board of directors in the slate of nominees that the board recommends to our stockholders for election by following certain procedures set forth in our corporate governance guidelines.

Preferred Stock

We currently have no shares of preferred stock outstanding. Under our Certificate of Incorporation, our board of directors is authorized, without further action by our stockholders, to issue shares of preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change in control of us. The applicable prospectus supplement relating to an offering of preferred stock will specify the terms applicable to such series of preferred stock.

Amendment of Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and any provision therein may be amended, altered, changed or repealed in the manner prescribed by statute. Our Bylaws may be altered, amended or repealed by our board of directors, but our stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise.

Exclusive Forum

Our Certificate of Incorporation provides that our governing documents and internal affairs shall be governed by and interpreted under the laws of the State of Delaware, excluding its conflict of laws principles. The Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, a state court located within the State of Delaware (or, if no such court has jurisdiction, the Federal District Court for the District of Delaware) shall be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim for a breach of fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us or any current or former director, officer or other employee arising pursuant to the DGCL or our Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. Our Certificate of Incorporation further provides that any person or entity purchasing or otherwise acquiring any interest in our capital stock shall be deemed to have notice of and to have consented to this provision.

Although we believe that the exclusive forum provision of our Certificate of Incorporation benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar exclusive forum provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable in such action.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except for (i) a breach of their duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL or (iv) any transaction from which the director derived any improper personal benefit.

Our Bylaws provide that we shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, our directors and officers against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred in connection with any action, suit or proceeding , whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of us or, while a director or officer, is or was serving at our request in any position or capacity for any other entity. Our Bylaws further provide for the advancement of expenses to directors and officers in defending any proceeding prior to its final disposition; provided that, to the extent required by law, an advancement of expenses will be made only upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to indemnification for such expenses. Our Bylaws also permit our board of directors to provide for indemnification and advancement of expenses to our employees and agents to the extent and in the manner permitted by the DGCL.

Our Bylaws also provide that the indemnification rights set forth in the Bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, rule of law, provision in our Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. In this regard, we have entered into an indemnification agreement with each of our directors and executive officers that provides a contractual right to indemnification and advancement of expenses. These indemnification agreements require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law and for certain liabilities incurred as a result of actions brought, or threatened to be brought, against such directors and executive officers in connection with their duties, subject to certain limitations. We are also required to advance expenses to our directors and executive officers upon request to the fullest extent permitted by Delaware law and subject to the same restrictions applicable to indemnification payments. The agreements also contain various covenants by us regarding the maintenance of directors’ and officers’ liability insurance.

Our Bylaws authorize us to purchase and maintain insurance on behalf of our directors, officers, employees and agents, and persons serving at our request in any position or capacity for any other entity, against any liability asserted against or incurred by him or her, or arising out of his or her status as such, whether or not we would have the power or obligation to indemnify such person against the liability.

We are not aware of any pending or threatened action, suit or proceeding involving any of our directors or officers for which indemnification from us may be sought.

Anti-Takeover Provisions

The DGCL, federal banking regulations and our Certificate of Incorporation and Bylaws contain a number of provisions that may delay, defer, prevent or render more difficult a change in control or an unsolicited acquisition proposal that our stockholders might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Even in the absence of an unsolicited acquisition proposal, these provisions may also adversely affect the prevailing market price for our common stock if they are viewed as limiting the liquidity of our common stock or discouraging takeover attempts in the future.

Federal Reserve Requirements. Under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), takeover attempts, business combinations and certain acquisitions of our stock may require the prior approval of, or notice to, the Federal Reserve. If a company seeks to (i) acquire, either acting alone or in concert with others, 25% or more of any class of our voting stock, (ii) acquire control of the election or appointment of a majority of the directors on the our board of directors or (iii) exercise a controlling influence over our management or policies, such company would be required to obtain the prior approval of the Federal Reserve. In addition, if any individual seeks to acquire, either acting alone or in concert with others, 25% or more of any class of our voting stock, the individual generally is required to provide 60 days’ prior notice to the Federal Reserve. An individual (and also a company not otherwise required to obtain Federal Reserve approval to control us) is presumed to control us, and therefore generally required to provide 60 days’ prior notice to the Federal Reserve, if the individual (or such company) acquires 10% or more of any class of our voting stock, although the individual (or such company) may seek to rebut the presumption of control based on the facts surrounding the acquisition.

Number of Directors. Our Bylaws provide that the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors, provided that the board shall consist of not fewer than three nor more than 20 individuals. The board currently consists of 13 members. The inability of stockholders to directly determine the number of directors on the board may diminish the attractiveness of our stock to a potential purchaser.

Authorized but Unissued or Undesignated Capital Stock. Our authorized capital stock currently consists of 30,000,000 shares of common stock and 250,000 shares of preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our board of directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control of us. This possibility may encourage persons seeking to acquire control of us to negotiate first with the board. The authorized but unissued stock may be issued by the board in one or more transactions. In this regard, our Certificate of Incorporation grants the board broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the authority of the board as described above could decrease the amount of earnings and assets available for distribution to owners of our common stock, may adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of us. The preferred stock could also be used in connection with the issuance of a stockholder rights plan, sometimes referred to as a “poison pill.” The board is able to implement a stockholder rights plan without further action by stockholders. Our board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Action by Written Consent. Our Certificate of Incorporation provides that stockholder action can be taken only at an annual meeting or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Furthermore, our Bylaws provide that special meetings of stockholders may be called only by our board of directors or the chairman thereof and prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. However, holders of our preferred stock may take action by written consent to the extent, if any, provided in the terms of the class or series of their respective shares. The limitation on the ability of owners of our common stock to call a special meeting and to take action without a meeting, as well as the discrepancy between the rights of common stock and preferred stock with respect to action by written consent, may diminish the relative value of our common stock.

Advance Notice Procedures. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not earlier than the close of business 150 days prior, and not later than the close of business 120 days before, the first anniversary date of the immediately preceding annual meeting of stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Under our Bylaws, our board of directors may adopt by resolution the rules and regulations for the conduct of meetings. Except to the extent inconsistent with such rules and regulations adopted by the board, the person presiding over the meeting of stockholders shall have the right to adopt rules and regulations for the conduct of such meeting, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect such potential acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Removal and Replacement of Directors. Our Bylaws provide that, unless otherwise required by law or our Certificate of Incorporation, any newly created directorship resulting from an increase in the authorized number of directors or any vacancy in our board of directors resulting from any cause may be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum (and not by stockholders), unless all of the directors have been removed. This provision limiting the ability of stockholders to replace directors in situations other than the annual election of directors could make it more difficult for existing stockholders or another party to effect a change in our management or governance.

Business Combinations with Interested Stockholders. Section 203 of the DGCL, which regulates corporate takeovers, provides that corporations may not engage in certain “business combinations” with any “interested stockholder” for a period of three years following the date on which the stockholder became an interested stockholder, unless certain requirements are satisfied or the corporation’s certificate of incorporation or bylaws contains an express election not to be governed by Section 203. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding shares entitled to vote generally in the election of directors or any entity or person affiliated with or controlling or controlled by any of these entities or persons and who beneficially owned 15% or more of our outstanding shares entitled to vote generally in the election of directors at any time within the three-year period immediately prior to the date of determination.

Neither our Certificate of Incorporation nor our Bylaws contains an express election not to be governed by Section 203. Under certain circumstances, the absence of this election will make it more difficult for a person who would be an interested stockholder to effect various business combinations with us for a three-year period, because such person’s ability to do so will depend on the existence of one or more of the circumstances listed in the statute, rather than a provision in our governing documents. In addition, entities interested in acquiring us may be incentivized to negotiate in advance with our board of directors, because the statute allows a potential acquirer to bypass stockholder approval if the board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

The foregoing provisions (or the absence thereof, as the case may be) may have the effect of deterring hostile takeovers or delaying or preventing changes in our management or control of us, such as mergers, reorganizations or tender offers. In general, our Certificate of Incorporation and Bylaws are structured in a way that enhances the likelihood of continued stability in the composition of our board of directors and its policies and discourages certain types of transactions that may involve an actual or threatened acquisition by another party. The provisions of our Certificate of Incorporation and Bylaws tend to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, may also inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts.

Transfer Agent and Registrar

Broadridge Corporate Issuer Solutions, Inc. is the transfer agent and registrar for our common stock. The transfer agent’s address is 51 Mercedes Way, Edgewood, New York 11717.

Listing and Trading Market for Common Stock

Our common stock is listed on the Nasdaq Global Select Market under the symbol “NCOM.”

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities sets forth certain general terms that may apply to the debt securities that we may offer under this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture, with the specific terms and conditions relating to a particular series of debt securities set forth in a supplemental indenture or a board resolution and an officer’s certificate. The indenture is a contract between us and The Bank of New York Mellon Trust Company, N.A., as the initial trustee (referred to herein as the “indenture trustee”). The form of indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and may be supplemented or amended from time to time.

The indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. We will describe the specific terms of a series of debt securities and the extent, if any, to which the specific terms of the debt securities modify the terms of the indenture in the prospectus supplement relating to the debt securities.

This summary is subject to, and qualified in its entirety by reference to, the indenture, which contains the full legal text of the matters described in this section, and the description of the specific terms of the debt securities in the applicable prospectus supplement. The following summary is not complete. You should read all of the provisions of the indenture, including the definitions of certain terms.

Since we are a holding company, our right, and accordingly, the right of our creditors and stockholders, including the holders of the securities offered by this prospectus and any prospectus supplement, to participate in any distribution of assets of any of our subsidiaries upon that subsidiary’s liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Terms of the Securities

The debt securities will not be secured by any of our assets. Neither the indenture nor the debt securities will limit or otherwise restrict the amounts of other indebtedness that we may incur, or the amount of other securities that we may issue. The indenture does not limit the principal amount of any particular series of debt securities. The subordinated debt securities will be subordinated as described below under the heading “Subordination.”

Each prospectus supplement will specify the particular terms of the debt securities offered, including the following, as may be applicable:

●	the title and series of the debt securities;

●	the principal amount being offered and, if a series, the total amount authorized and the total amount outstanding;

●	any limit on the aggregate principal amount of the debt securities;

●	the priority of payments on the debt securities;

●	the issue price or prices (which may be expressed as a percentage of the aggregate principal amount) of the debt securities;

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the dates on which or periods during which the debt securities may be issued, and the dates on, or the range of dates within, which the principal of and premium, if any, on the debt securities are or may be payable or the method by which such date or dates will be determined or extended;

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the interest rate or rates of the debt securities, or the method of determining those rates, whether such interest will be payable in cash or additional debt securities of the same series or will accrue and increase the aggregate principal amount outstanding of such series, the date or dates from which such interest will accrue, or the method by which such date or dates will be determined;

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the interest payment dates, the record dates for the determination of holders to whom interest is payable on such interest payment dates or the method by which such date or dates will be determined, the right, if any, to extend or defer interest payments and the duration of such extension or deferral;

●	if the amount of payment of principal of, premium, if any, or interest on the debt securities may be determined with reference to an index, formula or other method;

●	if other than the entire principal amount, the portion of the principal amount of the debt securities that will be payable if the maturity date of the debt securities is accelerated;

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any event of default applicable to the debt securities and any change in the right of the indenture trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable pursuant to the indenture;

●	any covenants included for the benefit of the holders of the debt securities;

●	provisions, if any, restricting the declaration of dividends or requiring the maintenance of any asset ratio or the creation or maintenance of reserves;

●	provisions relating to modification of the terms of the debt securities or the rights of holders of the debt securities;

●	provisions, if any, granting special rights to holders upon the occurrence of specified events;

●	provisions, if any, restricting the incurrence of additional debt or the issuance of additional securities;

●	restrictions, if any, on transfer, sale or other assignment of the debt securities;

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whether the debt securities are to be issued in whole or in part in global form and, in such case, the depositary and the terms and conditions, if any, upon which interests in such global debt securities may be exchanged in whole or in part for the individual securities represented thereby in definitive form registered in the name or names of persons other than such depositary or a nominee or nominees thereof;

●	the form of the debt securities;

●	whether the debt securities are subject to subordination and the terms of such subordination;

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any terms relating to the conversion or exchange of the debt securities into any securities or property of any person (including us), including, without limitation, the time and place at which such debt securities may be converted or exchanged, the conversion or exchange price and any adjustments to the conversion or exchange price and any other provisions that may be applicable;

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the guarantors, if any, of the debt securities, and the extent of the guarantees (including provisions relating to seniority, subordination, and the release of the guarantors), if any, and any additions or changes to permit or facilitate guarantees of such debt securities;

●	any sinking fund or similar provisions applicable to the debt securities;

●	any mandatory or optional redemption, repurchase or repayment provisions applicable to the debt securities;

●	if other than denominations of $2,000 or any integral multiple of $1,000 thereof, the denomination or denominations in which the debt securities are authorized to be issued;

●	whether any of the debt securities will be issued as “original issue discount” securities;

●	the place of payment on the debt securities;

●	each office or agency where the debt securities may be presented for registration of transfer, exchange or conversion;

●	the method of determining the amount of any payments on the securities which are linked to an index or determined by a formula;

●	if other than U.S. Dollars, the foreign currency in which the debt securities shall be denominated or in which payment of the principal of, premium, if any, or interest on the debt securities shall be payable and any other terms concerning such payment;

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if the principal of, premium, if any, or interest on the debt securities of the series are to be payable, at the election of the Company or a holder thereof, in a currency other than that in which the debt securities are denominated or stated to be payable without such election, the period or periods within which, and the terms and conditions upon which, such election may be made and the time and the manner of determining the exchange rate between the currency in which the debt securities are denominated or payable without such election and the currency in which the debt securities are to be paid if such election is made;

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the nature of any material relationship between us or our affiliates and the indenture trustee, the percentage of debt securities of a series necessary to require the indenture trustee to take action, and what indemnification the indenture trustee may require before proceeding to take action;

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any addition or change in the provisions related to compensation and reimbursement of the indenture trustee which applies to the debt securities as agreed upon by the Company and the indenture trustee;

●	if other than the indenture trustee, the identity of the registrar and/or paying agent, and the identity of any other agents appointed with respect to the series of debt securities;

●	provisions, if any, for the defeasance of the debt securities in whole or in part and any addition or change in the provisions related to satisfaction and discharge;

●	any addition or change in the provisions related to supplemental indentures both with and without the consent of the holders;

●	a discussion of any material United States federal income tax considerations applicable to the debt securities; and

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any other terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any terms that may be required by us or advisable under applicable laws or regulations or in connection with the marketing of the debt securities.

      Some of our debt securities may be issued as “original issue discount” securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities or relating to certain other kinds of securities that may be offered, including securities linked to an index.

Acceleration of Maturity

If an event of default with respect to any outstanding series of debt securities occurs and is continuing, the indenture trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount due and payable immediately by providing written notice of such acceleration to us, and, if notice is given by the holders instead of the indenture trustee, to the indenture trustee. Subject to certain conditions, the declaration of acceleration may be rescinded, and past defaults (except uncured payment defaults) may be waived, by the holders of not less than a majority of the principal amount of debt securities of that series.

You should refer to the prospectus supplement relating to each series of debt securities for the particular provisions relating to acceleration of maturity upon the occurrence and continuation of an event of default.

Transfer

Unless otherwise indicated in the applicable prospectus supplement, the debt securities we are offering will be issued in denominations of $2,000 and increments of $1,000 in excess thereof, or in such other currencies or denominations as may be set forth in the applicable supplemental indenture or specified in an officer's certificate, if any, relating to such series of debt securities. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Payment and Paying Agent

The principal of and interest, if any, on any series of debt securities will be payable at the corporate trust office of the indenture trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, interest payment may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities. We will make payments of principal of, and any interest on, the debt securities represented by any global security registered in the name of and held by a depositary or its nominee, to such depositary or its nominee, as the case may be, as the registered owner and holder of such global security. Neither we, the indenture trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of records relating to, or payments made on account of, beneficial interests in any global security or for maintaining, supervising or reviewing any records of any depositary, its nominee or any participant relating to such beneficial interests.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary that we will identify in a prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

The specific terms of the depositary arrangements for each series of debt securities and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Modification and Waiver

The indenture provides that modifications and amendments may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of each holder affected:

●	extend the stated maturity date of, or any premium or installment of interest on, the debt security;

●	reduce the principal amount, any rate of interest of any debt security, or reduce the amount of any premium payable upon the redemption of any debt security;

●	change the place of payment, currency or currencies in which any debt security or any premium or interest thereon is payable;

●

 impair the holders’ rights to institute suit for the enforcement of any payment on or after the stated maturity date of any debt security or, in the case of redemption, on or after the redemption date;

●	adversely affect any rights of conversion;

●

reduce the percentage in principal amount of the outstanding debt securities required to consent to any modification, amendment or waiver under the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

●	reduce the principal amount of original issue discount debt securities which could be declared due and payable upon an acceleration of their maturity.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us and the indenture trustee with certain provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of the principal, or any premium or interest payable on a debt security of that series or in respect of a covenant or provision which under the terms of the indenture cannot be modified or amended, without the consent of each affected holder.

With the indenture trustee, we may modify and amend the indenture without the consent of any holder for any of the following purposes:

●	to name a successor entity to us;

●	to add to our covenants for the benefit of the holders of all or any series of debt securities;

●	to add to, delete or modify the events of default;

●	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities;

●	to establish the form or terms of debt securities of any series;

●	to provide for the acceptance of appointment by a successor indenture trustee;

●

to cure any ambiguity, defect or inconsistency in the indenture, provided that such action is not inconsistent with the provisions of that indenture and does not adversely affect the interests of the applicable holders;

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to supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, if the action does not adversely affect the interests of holders of debt securities of that series in any material respect;

●	to add or release guarantors or co-obligors with respect to the debt securities;

●	to secure the debt securities;

●	to add to, change or eliminate any provisions of the indenture as necessary or desirable in accordance with any amendments to the Trust Indenture Act; or

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to amend or supplement any provision contained in the indenture or in any supplemental indenture, if the amendment or supplement does not materially adversely affect the interests of the holders of any debt securities then outstanding.

Calculation of Outstanding Debt Securities

To calculate whether the holders of a sufficient principal amount of the outstanding securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture:

●

 in the case of original issue discount securities, the principal amount that may be included in the calculation is the amount of principal that would be due and payable upon a declaration of acceleration according to the terms of that original issue discount security as of the date of the calculation; and

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 any debt securities owned by us, or owned by any other obligor of the debt securities or any affiliate of ours or of any other obligor, should be disregarded and deemed not to be outstanding for purposes of the calculation.

Additional Provisions

The indenture trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of the debt securities, unless the holders have offered the indenture trustee satisfactory security or indemnification. The indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may, in certain circumstances, direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or other power conferred on the indenture trustee.

No holder of a debt security of any series will have the right to institute any proceeding for any remedy under the indenture, unless:

●	the holder has provided the indenture trustee with written notice of one or more events of default regarding the holder’s series of debt securities;

●

the holders of at least 25% in principal amount of the outstanding debt securities of a series have made a written request to the indenture trustee and offered security and indemnity satisfactory to the indenture trustee against the costs, expenses and liabilities to be incurred in the proceeding;

●	the indenture trustee has failed to institute the proceeding within 60 days after its receipt of such notice, request and offer of indemnity; and

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the indenture trustee has not received any direction during such 60-day period inconsistent with such request from the holders of a majority in principal amount of the outstanding debt securities of that series.

However, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal, any premium or any interest in respect of such debt security on or after the date expressed in such debt security and to institute suit for the enforcement of any such payment.

We are required to file annually with the indenture trustee a certificate of no default, or specifying any default that exists.

Conversion Rights

The applicable prospectus supplement relating to any convertible debt securities will describe the terms on which those securities are convertible.

Events of Default

Unless otherwise provided in a prospectus supplement, the following will be events of default under the indenture with respect to debt securities of any series:

●	failure to pay any interest on any debt security of that series when due, and continuance of such default for 30 days;

●	failure to pay principal of, or any premium on, any debt security of that series when due;

●	failure to deposit any sinking fund payment for a debt security of that series when due, and continuance of such default for 30 days;

●	certain events in bankruptcy, insolvency or reorganization of us or the Bank; and

●	any other event of default regarding that series of debt securities.

Subordination

The subordinated debt securities will be unsecured and will be subordinated in right of payment, to the extent and in the manner set forth below, to the prior payment in full of all of the Company’s senior indebtedness, as more fully described in the applicable prospectus supplement.

If any of the following circumstances has occurred, payment in full of all principal, premium, if any, and interest must be made or provided for with respect to all outstanding senior indebtedness before we can make any payment or distribution of principal, premium, if any, or interest on the subordinated debt securities:

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any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise;

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any default with respect to senior indebtedness which permits its holders to accelerate the maturity of the senior indebtedness has occurred and is continuing, and the default is subject to judicial proceedings or the Company has received notice of such default; and

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with respect to any series of subordinated debt securities, there is no right of acceleration of the payment of principal or interest of a series of subordinated debt securities upon a default in the performance of any covenant or agreement in the subordinated debt securities of a particular series or in the applicable supplemental indenture. Except in the event of a receivership, insolvency, liquidation or similar proceeding, there is no right of acceleration of the payment of principal or interest of a series of subordinated debt securities upon an event of default. In the event of a default in the payment of interest or principal, the holders of senior indebtedness will be entitled to be paid in full before any payment can be made to holders of subordinated debt securities. However, a holder of a subordinated debt security (or the indenture trustee under the applicable supplemental indenture on behalf of all of the holders of the affected series) may, subject to certain limitations and conditions, seek to enforce overdue payments of interest or principal on the subordinated debt securities.

Consolidation, Merger and Sale of Assets

We may consolidate or merge with or into, or transfer our assets substantially as an entirety to, a successor corporation, if the successor corporation is organized under the laws of the U.S., any state thereof or the District of Columbia and such successor corporation assumes our obligations on the debt securities and under the indenture immediately after giving effect to the transaction, and no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have occurred and be continuing, and certain other conditions are met.

Governing Law

The indenture and debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, common stock, other securities of the Company or any combination of the foregoing. Warrants may be issued alone or together with securities offered by any prospectus supplement and may be attached to, or separate from, those securities. The particular terms of any warrants will be described more specifically in the prospectus supplement relating to such warrants.

The prospectus supplement relating to any warrants that we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following information:

●	the title and specific designation of the warrants;

●	the aggregate number of warrants offered;

●	the amount of warrants outstanding, if any;

●	the designation, number and terms of the securities purchasable upon exercise of the warrants and procedures that will result in the adjustment of those numbers;

●	the exercise price or prices of the warrants;

●	the dates or periods during which the warrants are exercisable;

●	the designation and terms of any securities with which the warrants are issued;

●	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

●	if the exercise price is not payable in United States dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

●	any minimum or maximum amount of warrants that may be exercised at any one time;

●	the anti-dilution provisions of the warrants, if any;

●	if applicable, the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

●	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

●	any other material terms of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up, or to exercise voting rights, if any.

DESCRIPTION OF DEPOSITARY SHARES

This following is a summary of the general terms of the deposit agreement to govern any depositary shares that we may offer representing fractional interests in shares of our preferred stock, the depositary shares themselves and the related depositary receipts. This summary does not purport to be complete in all respects and is subject to and qualified entirely by reference to the relevant deposit agreement and depositary receipt with respect to the depositary shares relating to any particular series of preferred stock. The specific terms of any depositary shares that we may offer will be described in the applicable prospectus supplement. If so described in the applicable prospectus supplement, the terms of that series of depositary shares may differ from the general description of the terms presented below.

General

We may offer fractional interests in shares of our preferred stock, rather than full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of such amount as may be set forth in the applicable prospectus supplement, which we refer to in this section as the “depositary.” We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement.

Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.

Dividend Rights

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record holder of depositary shares based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record holders of depositary shares, unless the depositary determines that it is not feasible to make that distribution. In that case, the depositary may, with our approval, adopt the method that it deems to be equitable and practicable for making that distribution, including any sale of property and distribution of the net proceeds from this sale to the applicable holders.

The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

Voting Rights

When the depositary receives notice of any meeting at which the holders of the preferred stock may vote, the depositary will mail information about the meeting contained in the notice, and any accompanying proxy materials, to the record holders of the depositary shares relating to the preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.

Conversion or Exchange Rights

If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption

If the series of the preferred stock underlying the depositary shares is subject to redemption, then all or a part of the depositary shares will be redeemed from the redemption proceeds of that series of the preferred stock held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata, as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Taxation

Owners of depositary shares will be treated for United States federal income tax purposes as if they were owners of the preferred stock represented by the depositary shares. If necessary, the applicable prospectus supplement will provide a description of United States federal income tax consequences relating to the purchase and ownership of the depositary shares and the preferred stock represented by the depositary shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, to the extent described in the applicable prospectus supplement, certain amendments will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or the depositary only if:

●	all outstanding depositary shares relating to the deposit agreement have been redeemed; or

●

 there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation or dissolution or the winding up of our business, and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be the responsibility of the holders in the applicable deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following is a summary of the general terms of the subscription rights to purchase common stock or other securities that we may offer to stockholders using this prospectus. This summary does not purport to be complete in all respects and is subject to and qualified entirely by reference to the applicable forms of subscription agent agreement and subscription certificate for a full description of all terms of any series of subscription rights.

Subscription rights may be issued independently or together with any other security and may or may not be transferable. As part of any subscription rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such subscription rights offering. If we issue subscription rights, they will be governed by a separate subscription agent agreement that we will sign with a bank or trust company to be named in the applicable prospectus supplement that will serve as rights agent. The rights agent will act solely as our agent and will not assume any obligation to any holders of subscription rights certificates or beneficial owners of subscription rights.

The prospectus supplement relating to any subscription rights that we offer will describe the specific terms of the offering and the subscription rights, including the record date for stockholders entitled to the subscription rights distribution, the number of subscription rights issued and the number of shares of common stock or other securities that may be purchased upon exercise of the subscription rights, the exercise price of the subscription rights, the date on which the subscription rights will become effective and the date on which the subscription rights will expire, and any material United States federal income tax considerations.

In general, a subscription right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to stockholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue subscription rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

●	the record date for stockholders entitled to receive the subscription rights;

●	the number of shares of common stock or other securities that may be purchased upon exercise of each subscription right;

●	the exercise price of the subscription rights;

●	whether the subscription rights are transferable;

●	the period during which the subscription rights may be exercised and when they will expire;

●	the steps required to exercise the subscription rights;

●	whether the subscription rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments; and

●

whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement.

If fewer than all of the subscription rights issued in any rights offering are exercised, then we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement. After the close of business on the expiration date of a subscription rights offering, all unexercised subscription rights will become void.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock or preferred stock at a future date or dates, which we refer to as “Stock Purchase Contracts.” The price per share and number of shares of our common stock or preferred stock may be fixed at the time that the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and our debt securities or debt obligations of third parties, including Treasury securities, securing the holders’ obligations to purchase the shares of our common stock under the Stock Purchase Contracts, which we refer to as “Stock Purchase Units.” The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Stock Purchase Contracts also may require us to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral or depositary arrangements, relating to the Stock Purchase Contracts or Stock Purchase Units. Material United States federal income tax considerations applicable to the Stock Purchase Units and the Stock Purchase Contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock or warrants or any combination of such securities, including guarantees of any securities.

 A prospectus supplement and any other offering materials relating to any units issued under the registration statement containing this prospectus will specify the terms of the units, including:

●

the terms of the units and of any of the debt securities, common stock, preferred stock, warrants and guarantees comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

●	a description of the terms of any unit agreement governing the units; and

●	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices at the time of sale, at negotiated prices or at fixed prices, which may change from time to time. We may sell the securities directly to one or more purchasers, through agents, to dealers, through underwriters, brokers or dealers, or through a combination of any of these sales methods or through any other method permitted by law (including in “at the market” equity offerings, as defined in Rule 415 of the Securities Act). We reserve the right to accept or reject, in whole or in part, any proposed purchase of securities, whether the purchase is to be made directly or through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement, if required, that contains the specific terms of the offering, including:

●	the name or names of the underwriters, dealers or agents, if any, and the types and amounts of securities underwritten or purchased by each of them;

●	the public offering price of the securities and the proceeds that we will receive from the sale;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any agency fees or underwriting discounts or other items constituting agents’ or underwriters’ compensation;

●	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

●	any securities exchange or market on which the securities may be listed.

Only underwriters that we have named in a prospectus supplement will be underwriters of the securities offered by that prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship, in which case we will name the underwriter and describe the nature of any such relationship in the applicable prospectus supplement.

We may sell securities directly or through agents that we designate from time to time. We will name any agent involved in the offering and sale of securities, and we will describe in the prospectus supplement any commissions that we will pay to the agent. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the applicable prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities that we may offer, other than common stock or other outstanding securities, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any of our securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Under the securities laws of some states, to the extent applicable, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, if our common stock is no longer listed on the Nasdaq Global Select Market or another national securities exchange, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by our counsel, Maynard, Cooper & Gale, P.C. of Birmingham, Alabama. Members of Maynard, Cooper & Gale, P.C. own shares of the Company’s common stock representing on an aggregate basis approximately 1% of the total number of shares of the Company’s common stock outstanding.

If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements of National Commerce Corporation as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference in this prospectus in reliance upon the report of Porter Keadle Moore, LLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of reporting companies. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or by following the “Learn More – Investor Relations” link on our website at https://www.nationalbankofcommerce.com and proceeding to the “SEC Filings” heading. However, other than our available SEC filings, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus. Written requests for copies of the documents that we file with the SEC should be directed to National Commerce Corporation, 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209, Attention: Corporate Secretary, telephone: (205) 313-8100.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all of the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements in this prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with it into this prospectus, which means that we may disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering (other than information “furnished” rather than “filed” and information that is modified or superseded by subsequently filed documents prior to the termination of this offering):

●	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 11, 2016; and

●	Our Current Reports on Form 8-K filed with the SEC on January 28, 2016 and March 25, 2016.

Additionally, we incorporate by reference the description of our common stock, par value $0.01 per share, as included under the caption “Description of Capital Stock” in the prospectus forming a part of the Registration Statement on Form S-1, originally filed with the SEC on January 5, 2015 (Registration No. 333-201371), including exhibits, and as subsequently amended from time to time.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to:

National Commerce Corporation

Attention: Corporate Secretary

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Telephone number: (205) 313-8100

     $35,520,000

National Commerce Corporation

960,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Keefe, Bruyette & Woods
A Stifel Company

Raymond James	Stephens Inc.

June 7, 2017